Room 4561
      February 13, 2006

Mr. Robert A. Kotick
Chief Executive Officer
Activision, Inc.
3100 Ocean Park Blvd.
Santa Monica, California 90405

      Re:	Activision, Inc.
      Form 10-K for the Fiscal Year Ended March 31, 2005
		Filed June 9, 2005
		Form 10-Q for the Fiscal Quarter Ended June 30, 2005
		Filed August 4, 2005
		File No. 1-15839

Dear Mr. Kotick,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,


								Brad Skinner
								Accounting Branch Chief